Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHEMOCENTRYX, INC.

ChemoCentryx, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First.    The Corporation, which was formerly known as ChemogenX, Inc., originally filed its Certificate of Incorporation on November 8, 1996.

Second.    That the Board of Directors of said Corporation, by unanimous written consent, duly adopted resolutions proposing and declaring advisable the following amendment of the Amended and Restated Certificate of Incorporation of said Corporation (the “Certificate”) and seeking the consent of the stockholders of said Corporation to said amendment. The resolutions setting forth the proposed amendment are as follows:

THEREFORE, BE IT RESOLVED, that the Certificate be amended by amending and restating Section A of Article IV as follows:

“A. Classes of Stock.

1. This Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 119,989,914 shares. 71,000,000 shares shall be Common Stock, par value $0.001 per share. 48,989,914 shares shall be Preferred Stock, par value $0.001 per share, of which 3,000,000 shares shall be designated Series A-1 Preferred stock, 1,000,000 shares shall be designated Series A-2 Preferred Stock, 1,000,000 shares shall be designated Series A-3 Preferred Stock, with all three series together being referred to as the “Series A Preferred Stock,” 24,390,790 shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 5,048,469 shares shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), 7,750,655 shares shall be designated as Series D Preferred Stock (the “Series D Preferred Stock”) and 6,800,000 shares shall be designated as Series E Preferred Stock (the “Series E Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, the “Existing Preferred Stock”).

2. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 1-for-2 reverse stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof occur (the “Reverse Stock Split”). The par value of the Common Stock shall remain $0.001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Reverse Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors.

3. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above.

Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the holder may request that the Corporation issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.”

Third.    That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the DGCL.

Fourth.    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

Fifth.    That the aforesaid amendment shall be executed, filed and recorded in accordance with Section 103 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, ChemoCentryx, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 19th day of January, 2012.

ChemoCentryx, Inc.,
a Delaware corporation

By:	/s/ Susan M. Kanaya
Name: Susan M. Kanaya
Title: Chief Financial Officer